Exhibit 99.1

AeroVironment Announces Establishment of

10b5-1 Trading Plan by Chairman

MONROVIA, Calif., Jan. 17, 2017 — AeroVironment, Inc. (NASDAQ:AVAV) today announced that its chairman of the board, Timothy E. Conver, as trustee of The Conver Family Trust, has established a pre-arranged stock trading plan to sell a portion of company stock held by the Trust over a specific period of time. The stock trading plan is part of a long-term strategy for asset diversification and liquidity and was adopted in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934 and AeroVironment’s policies with respect to employee stock transactions.

Rule 10b5-1 allows corporate officers and directors to adopt written, pre-arranged stock trading plans when they do not have material, non-public information. Using these plans, insiders can diversify their investment portfolios, can spread stock trades out over an extended period of time to reduce market impact and can avoid concerns about whether they had material, non-public information when they sold their stock.

Under the Rule 10b5-1 Plan, the Trust may sell up to 190,000 shares over a period of approximately twelve months. If the Trust completes all the planned sales under the Rule 10b5-1 Plan, Mr. Conver would beneficially own approximately 2,060,192 shares of AeroVironment common stock (including all options currently exercisable by Mr. Conver), or approximately 8.7 percent of the company’s current outstanding shares. The transactions under this plan will commence no earlier than March 2017 and will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission. The Form 4 filings will also be posted on AeroVironment’s website.

About AeroVironment, Inc.

AeroVironment (NASDAQ: AVAV) provides customers with more actionable intelligence so they can proceed with certainty.  Based in California, AeroVironment is a global leader in

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AeroVironment Chairman 10b5-1 plan-2

unmanned aircraft systems, tactical missile systems and electric vehicle charging and test systems, and serves militaries, government agencies, businesses and consumers. For more information visit www.avinc.com.

Safe Harbor Statement

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning.  Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, factors outside of our control, which may cause actual results to differ materially from the forward-looking statements.  For a further list and description of such risks and uncertainties as they relate to our business, see the reports we file with the Securities and Exchange Commission.  We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:

AeroVironment, Inc.

Steven Gitlin

+1 (626) 357-9983

ir@avinc.com

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